Exhibit 3.1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☒ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Nestbuilder.com Corp. Entity or Nevada Business Identification Number (NVID): E0012512017-8
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 12/01/2022 Time: 12:01 AM (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series A Convertible Preferred Stock
5. Amendment of class or series of stock:	☒ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See attached Amended and Restated Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of the Series A Convertible Preferred Stock of Nestbuilder.com Corp. dated December 1, 2022
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * See attached Amended and Restated Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of the Series A Convertible Preferred Stock of Nestbuilder.com Corp. dated December 1, 2022
8. Signature: (Required)	X Alex Aliksanyan Signature of Officer Date: 12/01/2022

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

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Revised: 1/1/2019

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION

OF THE RIGHTS, PREFERENCES, PRIVILEGES

AND RESTRICTIONS OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

OF

Nestbuilder.com Corp.

The undersigned, Alex Aliksanyan and William McLeod, do hereby certify that:

A. They are the duly elected and acting Chief Executive Officer and Secretary of Nestbuilder.com Corp., a Nevada corporation (the “Company”).

B. The Articles of Incorporation of the Company authorizes a class of stock designated as Preferred Stock, with a par value of $0.0001 per share, comprising twenty five million (25,000,000) shares and provides that the Board of Directors of the Company may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Stock.

C. The Board of Directors of the Company, by unanimous written consent of all members of the Board of Directors on December 1, 2022, duly adopted and approved this Amended and Restated Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of the Series A Convertible Preferred Stock of Nestbuilder.com Corp., by adoption of a resolution which reads as follows, and which shall amend, replace and supersede the Certificate of Designation of the Rights, Preferences, Privileges and Restrictions, Which Have Not Been Set Forth in the Articles of Incorporation or any Amendment Thereto, of the Series A Convertible Preferred Stock of Nestbuilder.com Corp., previously filed by the Company with the Secretary of State of Nevada on May 31, 2019 (the “Prior Preferred Stock”), which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of the Company by the provisions of the Articles of Incorporation of the Company, as amended, and Section 78.1955 of the Nevada Revised Statutes, a series of the Preferred Stock, par value $0.0001 per share, of the Company be, and it hereby is, established; and

FURTHER RESOLVED, that no shares of Prior Preferred Stock are currently outstanding; and

FURTHER RESOLVED, that the series of Preferred Stock of the Company be, and it hereby is, given the distinctive designation of “Series A Convertible Preferred Stock”; and

FURTHER RESOLVED, that the Series A Convertible Preferred Stock shall consist of two million one hundred fifty five thousand six hundred eighty four (2,155,684) shares; and

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FURTHER RESOLVED, that the Series A Convertible Preferred Stock shall have the rights, preferences, privileges, restrictions and other matters relating to the Series A Convertible Preferred Stock thereon set forth in this Certificate of Designation (the “Certificate of Designation”) below:

1. Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

1.1 “Available Funds and Assets” shall have the meaning set forth in Section 4.

1.2 “Board” shall mean the Board of Directors of the Company.

1.3 “Common Stock” shall mean the Common Stock, $0.0001 par value per share, of the Company.

1.4 “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5 “Company” shall mean Nestbuilder.com Corp., a Nevada corporation.

1.6 “Conversion Date” shall have the meaning set forth in Section 5.2.

1.7 “Distribution” shall mean the transfer of cash or property by the Company to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Company’s stock).

1.8 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.9 “Person” shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

1.10 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.11 “Series A Convertible Preferred Stock” shall mean the Series A Convertible Preferred Stock, $0.0001 par value per share, of the Company.

1.12 “Subsidiary” shall mean any corporation or limited liability company of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

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1.13 “Trading Market” means any of the following markets or exchanges on which the Common Stock (or any other common stock of any other Person that references the Trading Market for its common stock) is listed or quoted for trading on the date in question: The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE Arca, the NYSE MKT, or the OTCQX Marketplace, the OTCQB Marketplace, the OTC Pink Marketplace or any other tier operated by OTC Markets Group Inc. (or any successor to any of the foregoing).

2. Designation; Issuance; Rank. The series of Preferred Stock established pursuant to this Certificate of Designation shall be designated as “Series A Convertible Preferred Stock” and the number of shares so designated and authorized shall be two million one hundred fifty-five thousand six hundred eighty-four (2,155,684) shares. The shares of Series A Convertible Preferred Stock shall be issued by the Company in such amounts, at such times, and to such Persons as shall be specified by the Board from time to time. The shares of Series A Convertible Preferred Stock shall rank prior to the shares of Common Stock and any other class or series of stock of the Company.

3. Dividend Rights.

3.1  Dividends. In each calendar year, the holders of the then outstanding Series A Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefore, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series A Convertible Preferred Stock simultaneously. Dividends on the Series A Convertible Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series A Convertible Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Series A Convertible Preferred Stock, except for such rights or interest that may arise as a result of the Company paying a dividend or making a Distribution on the Common Stock in violation of the terms of this Section 3.

3.2 Participation Rights. Dividends shall be declared pro rata on the Common Stock and the Series A Convertible Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series A Convertible Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series A Convertible Preferred Stock at the time of such dividend in accordance with Section 5 hereof.

3.3 Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 3 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

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4. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company; whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s shareholders (the “Available Funds and Assets”) shall be distributed to shareholders in the following manner:

4.1 Series A Convertible Preferred Stock. The holders of each share of Series A Convertible Preferred Stock then outstanding shall be entitled to participate with the holders of shares of Common Stock then outstanding, pro rata according to the number and preferences of the shares of Common Stock and Series A Convertible Preferred Stock (as converted to Common Stock) held by such holders as of immediately prior to the event of liquidation, dissolution or winding up of the Company.

4.2 Merger or Sale of Assets. A reorganization or any other consolidation or merger of the Company with or into any other corporation, or any other sale of all or substantially all of the assets of the Company, shall not be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 4, and the Series A Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the Nevada Revised Statutes and (iii) the rights contained in other Sections hereof.

4.4 Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to shareholders in a liquidation, dissolution or winding up of the Company shall be valued as follows:

(a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i)	if the securities are then traded on a Trading Market, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

(ii)	if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i) or (ii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

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5. Conversion Rights.

5.1 Conversion of Series A Convertible Preferred Stock.

(a)	Optional Conversion. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the Company, at any time after the issuance of such share, into one hundred (100) shares of Common Stock.

(b)	Automatic Conversion. Each share of Series A Convertible Preferred Stock will automatically convert, without any action on the part of the holder thereof, into one hundred (100) shares of Common Stock, upon the earliest to occur of (i) a reorganization or any other consolidation or merger of the Company with or into any other Person (where the Company is not the survivor or where there is a change in or distribution with respect to the Common Stock of the Company), (ii) any sale, conveyance, transfer or other disposition of all or substantially all of the property, assets or business of the Company, (iii) the effectuation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of (excluding any disposition in connection with a public offering or to widely dispersed institutional purchasers), (iv) a Form S-1 registration statement (or other applicable form of registration) filed by the Company with the U.S. Securities and Exchange Commission or other securities regulator for the contemplated sale of securities of the Company has been declared effective, or (v) the Company’s shares have been listed for trading on a Trading Market (other than the OTCQB Marketplace, the OTC Pink Marketplace or any other tier operated by OTC Markets Group Inc.).

5.2 Procedures for Exercise of Conversion Rights. The Company may exercise its conversion rights as to all such shares or any part thereof by delivering to the holders of the Series A Convertible Preferred Stock written notice stating that the Company elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date” (unless the conversion is effected automatically, in which case the date that the automatic conversion conditions set forth above shall be the Conversion Date). As promptly as practicable after the Conversion Date, but not later than ten (10) business days thereafter, the Company shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Company, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in Section 5.3 below. The holder shall be deemed to have become a shareholder of record on the Conversion Date. Upon conversion of only a portion of the number of shares of Series A Convertible Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of Series A Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered.

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5.3 No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Convertible Preferred Stock. If more than one share of Series A Convertible Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Convertible Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Board.

5.4 Payment of Taxes for Conversions. The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series A Convertible Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

5.5 Reservation of Common Stock. The Company shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of all series of Preferred Stock from time to time outstanding.

5.6 Registration or Listing of Shares of Common Stock. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Convertible Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Company will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

5.7 Status of Common Stock Issued Upon Conversion. All shares of Common Stock which may be issued upon conversion of the shares of Series A Convertible Preferred Stock will upon issuance by the Company be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

5.8 Status of Converted Preferred Stock. In case any shares of Series A Convertible Preferred Stock shall be converted pursuant to this Section 5, the shares so converted shall be canceled and shall not be issuable by the Company.

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6. Capital Changes.

6.1 If the Company takes any action to increase or decrease the number of outstanding shares of Common Stock (a “Capital Change”), then the number of shares of Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock shall be proportionately increased or decreased, as the case may be, so that, upon conversion into Common Stock, the percentage interest of any holder of shares of Series A Convertible Preferred Stock shall not be modified from what his, her or its then current percentage interest in the Company would have been if the Series A Convertible Preferred Stock had been converted into Common Stock immediately prior to any such Capital Change, effective in either case at the close of business on the date that the Capital Change becomes effective. Notwithstanding the foregoing, any transaction in which securities of the Company are, pursuant to the approval by the Board, issued for reasonable and fair consideration in the sole discretion of the Board which is received by the Company after the date of the filing of this Certificate of Designation, shall be excluded from any adjustment pursuant to this Section 6.1. Any Capital Change shall include, but shall not be limited to, any of the events which are set forth below:

(a) a merger, reorganization or consolidation of the Company with or into another entity or entities, whether or not the Company is the surviving entity;

(b) the issuance of any newly authorized shares of the Common Stock of the Company;

(c) a recapitalization of the outstanding shares of the Common Stock of the Company, which has the effect of changing the percentage of shares of Common Stock which shall be received by holders of shares of Series A Convertible Preferred Stock upon conversion in relation to the total number of outstanding shares of the Common Stock of the Company;

(d) stock split; and

(e) if at any time or from time to time it shall appear to the Board that conditions may arise by reason of any action proposed to be taken by the Company, which conditions, in the opinion of the Board, are not adequately provided for by any of the other provisions hereof and which would affect the conversion rights of the holders of the Series A Convertible Preferred Stock, the conversion ratio then in effect shall be adjusted in such manner as the Board, in its sole discretion, may determine to be equitable under the circumstances.

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6.2 Upon the occurrence of any of the Capital Changes which are described in Section 6.1, or any other event which might result in an adjustment to the number of shares of Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock (any of such Capital Changes is hereinafter referred to as an “Adjustment Event”), then, in any such event, the Company shall immediately take whatever measures are necessary, including, but not limited to, the issuance of additional shares of Common Stock of the Company or a surviving entity as the case may be, to ensure that the percentage interest in the Company of the holders of shares of Series A Convertible Preferred Stock is not modified from the percentage of stock which the holders would own, had no Adjustment Event occurred. Any adjustment which is required pursuant to this Section 6.2 shall be deemed effective retroactive to the date of the Adjustment Event. These adjustments shall be made successively if more than one Adjustment Event occurs. The provisions of this Section 6 shall be applicable to any Adjustment Event which occurs commencing upon the filing date of this Certificate of Designation.

6.3 No adjustment shall be made pursuant to this Section 6 by reason of the issuance of any additional shares upon the exercise of options or warrants heretofore granted.

7.  Notices. Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Company.

8. Voting Provisions. Each share of Series A Convertible Preferred Stock shall be entitled to the number of votes to which the holders thereof would be entitled if they converted their shares of Series A Convertible Preferred Stock at the time of voting in accordance with Section 5 hereof.

9. Protective Provisions. The holders of the Series A Convertible Preferred Stock shall have the right to appoint two (2) members to the Company’s Board of Directors. The Company may not take any of the following actions without the approval of a majority of the holders of the outstanding Series A Convertible Preferred Stock: (i) alter or change the rights, preferences, or privileges of the Series A Convertible Preferred Stock, (ii) increase or decrease the number of authorized shares of Series A Convertible Preferred Stock, or (iii) authorize the issuance of securities having a preference over or on par with the Series A Convertible Preferred Stock.

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NOW THEREFORE BE IT RESOLVED, that the Certificate of Designation is hereby approved, affirmed, confirmed, and ratified; and it is further

RESOLVED, that each officer of the Company be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Company, any and all documents, and to perform any and all acts necessary to reflect the Board of Directors of the Company approval and ratification of the resolutions set forth above; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Company and the Company’s attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Company, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Company; and it is further

RESOLVED, that this Certificate of Designation may be executed in several counterparts, each of which is an original; that it shall not be necessary in making proof of this Designation or any counterpart hereof to produce or account for any of the other.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed by its Chief Executive Officer and attested to by its Secretary this 1st day of December, 2022.

By:
Alex Aliksanyan, Chief Executive Officer

By:
William McLeod, Secretary

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